EXHIBIT 10.11

SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDER LOAN AGREEMENT (this "Agreement") dated this 1st day of March, 2007

BETWEEN:

Shareholder Name of Kun Liu (the “Shareholder")

OF THE FIRST PART

and

Beijing GuongQiang Global Science & Technology Development Co., Ltd. (the “Corporation")

OF THE SECOND PART

BACKGROUND:

A. The Corporation is duly incorporated in the People’s Republic of China (“PRC”).

B. The Shareholder holds shares in the Corporation and agrees to loan certain monies (the "Loan") to the Corporation.

IN CONSIDERATION OF the shareholder providing the Loan to the Corporation, and the Corporation repaying the Loan to the Shareholder, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Loan Amount & Interest

1. The Shareholder promises to loan to the Corporation for the initial capitals, and the Corporation promises to repay the principal amount to the Shareholder.

2. The Shareholder agrees that ask zero interest on the loan principal when the Corporation repays the Loan.

Payment

3. The Shareholder agrees that there is no time limit on the repay of the Loan from the Corporation.

Default

4. Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Shareholder may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

Governing Law

5. This Agreement will be construed in accordance with and governed by the PRC laws.

6. All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

Assignment

7. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

8. This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Shareholder.

Severability

9. The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

10. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

11. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and sign on this 1st day of March, 2007.

/s/ Kun Liu
(the “Shareholder")
Signature Date: 3/1/2007

/s/ Chunping Fang
(the “Corporation")
Signature Date: 3/1/2007